UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Valor Communications Group, Inc.

(Name of Registrant as Specified in Its Charter)

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Valor Communications Group, Inc.
201 E. John Carpenter Freeway, Suite 200
Irving, Texas 75062
May 5, 2005
To Our Stockholders:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Valor Communications Group, Inc., which will be held on Tuesday, May 24, 2005, at 10:00 a.m., local time, at the Crown Plaza Hotel Times Square Manhattan, 1605 Broadway, New York, NY 10019. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
      The Board of Directors values and encourages stockholder participation. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.
      Thank you for your support and continued interest in Valor.
Sincerely,
John J. Mueller
President and Chief Executive Officer

GENERAL INFORMATION
QUORUM, VOTING RIGHTS AND PROXY SOLICITATION
SECURITY OWNERSHIP
ELECTION OF DIRECTORS
GOVERNANCE OF THE COMPANY AND COMMITTEES OF THE BOARD
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PARTY TRANSACTIONS
INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
EQUITY COMPENSATION PLAN INFORMATION
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
2004 ANNUAL REPORT ON FORM 10-K
ADDITIONAL COPIES
AUDIT COMMITTEE CHARTER
COMPENSATION COMMITTEE CHARTER
NOMINATION AND GOVERNANCE COMMITTEE CHARTER

VALOR COMMUNICATIONS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2005

To the Stockholders of
Valor Communications Group, Inc.:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Valor Communications Group, Inc. will be held at the Crown Plaza Hotel Times Square Manhattan, 1605 Broadway, New York, NY 10019, on Tuesday May 24, 2005, at 10:00 a.m., Eastern Time, for the following purposes:

(1) To elect eleven (11) directors to serve until the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified or their earlier removal, resignation or death; and

(2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The board of directors fixed the close of business on April 28, 2005, as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.
      A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders for a period of ten days prior to the meeting, during ordinary business hours, at the offices of the Company, 201 E. John Carpenter Freeway, Suite 200, Irving, TX 75062, and also on the meeting date.
      You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you choose, you may still vote in person at the meeting even though you previously submitted your proxy.

By Order of the Board of Directors

William M. Ojile, Jr.
Secretary
Irving, Texas
May 5, 2005

Valor Communications Group, Inc.
201 E. John Carpenter Freeway, Suite 200
Irving, Texas, 75062

PROXY STATEMENT

GENERAL INFORMATION
      This proxy statement is being furnished to the stockholders of Valor Communications Group, Inc., a Delaware Corporation (“Valor”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of Valor, for use at the 2005 Annual Meeting of Stockholders of Valor to be held on Tuesday, May 24, 2005 and at any adjournment or postponement thereof. The accompanying Notice of Annual Meeting of Stockholders sets forth the time, place and purposes of the meeting. This proxy statement and the accompanying material are first being mailed to the holders of Valor’s common stock, par value $0.0001 per share, on or about May 5, 2005. Valor’s principal executive offices are located at 201 E. John Carpenter Freeway, Suite 200, Irving, Texas 75062.
QUORUM, VOTING RIGHTS AND PROXY SOLICITATION
      The record date set by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the meeting was the close of business on April 28, 2005 (the “Record Date”). As of the Record Date, there were 70,735,454 shares of Valor common stock outstanding. Each share of common stock is entitled to one vote on all matters to be acted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the votes of Valor common stock entitled to vote at the meeting is necessary to constitute a quorum for the conduct of business at the meeting. Shares of Valor common stock that are voted to abstain from any business coming before the meeting and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.
      The Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The accompanying proxy card provides space for a stockholder to withhold authority to vote for any of the nominees of the Board of Directors. Neither shares as to which the authority to vote on the election of directors have been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors. However, since director nominees need only receive the vote of a plurality of the votes represented and entitled to vote at the meeting, a vote withheld from a particular nominee and broker/nominee non-votes will not affect the election of such nominee.
      Except as applicable laws may otherwise provide, if a quorum is present, the approval of any other matter that may properly come before the meeting will require the affirmative vote of a majority of the votes represented and entitled to vote at the meeting. Shares of Valor common stock that are voted to abstain from any other business coming before the meeting will be counted and will have the effect of a negative vote. Broker/nominee non-votes will not be counted as votes for or against any such other matter and thus will have no effect.
      Unless otherwise specified, the agents designated in the proxy card will vote the shares represented by a proxy at the meeting “FOR” the election of the nominees for director of the Board of Directors and, to the extent allowed by the federal securities laws, in the discretion of the agents on any other matter that may properly come before the meeting.
      The Bank of New York, the transfer agent and registrar for Valor common stock as of the Record Date, has been appointed by the Board of Directors to ascertain the number of shares represented, receive proxies and ballots, tabulate the vote and serve as inspector of election at the meeting.

      Each holder of record of Valor common stock giving the proxy enclosed with this proxy statement may revoke it at any time prior to the voting at the meeting by delivering to the Bank of New York a written revocation of the proxy or a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance by a stockholder at the meeting will not in itself constitute the revocation of such stockholder’s proxy.
      The Board of Directors is making this proxy solicitation. We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to the solicitation by mail, directors, officers and regular employees of Valor may solicit proxies by telephone or in person, for which such persons will receive no additional compensation. Upon request, we will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of Valor Common Stock that such entities hold of record. Valor has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum might not otherwise be obtained.

SECURITY OWNERSHIP
      The following table and footnotes set forth as of March 31, 2005 the beneficial ownership, as defined by regulations of the SEC, of Valor common stock held by each person or group of persons known to Valor to own beneficially more than 5% of the outstanding shares of Valor common stock, each director of Valor, each current executive officer of Valor named in the Summary Compensation Table in this proxy statement (a “named executive officer”) and all current directors and executive officers of Valor as a group. Except as otherwise noted, the listed entities, individuals and group have sole investment power and sole voting power as to all shares of Valor common stock set forth opposite their names. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

	Number	%(1)

Welsh, Carson, Anderson Stowe(2)	19,575,167	27.7%
Vestar Capital Partners(3)	8,478,532	12.0%
Citicorp Venture Capital Ltd.(4)	4,486,999	6.4%
Kenneth R. Cole	58,058	*
John Mueller(5)	634,420	*
John Butler	55,267	*
William Ojile(6)	220,668	*
Grant Raney(7)	275,835	*
Anthony J. de Nicola(8)(9)	19,608,041	27.8%
Sanjay Swani(8)(10)	19,577,033	27.7%
Norman W. Alpert(11)	8,478,532	12.0%
Federico Pena(11)	8,478,532	12.0%
Stephen B. Brodeur	0	*
Michael E. Donovan	0	*
Edward J. Heffernan	0	*
Edward L. Lujan	0	*
M. Ann Padilla	0	*
All directors and executive officers as a group (15 persons)	29,481,638	41.7%

*	Less than 1%.

(1)	The respective percentages of beneficial ownership are based on 70,648,109 shares of common stock as of March 31, 2005.

(2)	Shares are held by the following affiliates of Welsh, Carson, Anderson & Stowe: Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners III, L.P. and WCA Management Corporation. Welsh, Carson, Anderson & Stowe disclaims beneficial ownership of such shares. WCAS VIII Associates, LLC, a limited liability company and affiliate of Welsh, Carson, Anderson & Stowe, exercises voting and investment control over the shares held by Welsh, Carson, Anderson & Stowe VIII, L.P. as general partner. Voting and investment decisions by WCAS VIII Associates, LLC are determined by an affirmative vote of two thirds of its managing members. WCAS IX Associates, LLC, a limited liability company and affiliate of Welsh, Carson, Anderson & Stowe, exercises voting and investment control over the shares held by Welsh, Carson, Anderson & Stowe IX, L.P. as general partner. Voting and investment decisions by WCAS IX Associates, LLC are determined by an affirmative vote of two thirds of its managing members. The shareholders of WCA Management Corporation exercise voting and investment control over the shares held by WCA Management Corporation. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, Suite 2500, New York, NY 10022.

(3)	Shares are held by the following affiliates of Vestar Capital Partners: Vestar Capital Partners III, L.P., Vestar Capital Partners IV, L.P. and Vestar/Valor LLC. Vestar Capital Partners disclaims beneficial ownership of such shares. Vestar Capital Partners III, L.P. is a limited partnership, the general partner of which is Vestar Associates III, L.P. As general partner of Vestar Associates III, L.P., Vestar Associates Corporation III, a corporation affiliated with Vestar Capital Partners, exercises voting and investment control over shares held by Vestar Capital Partners III, L.P. Vestar Capital Partners IV, L.P. is a limited partnership, the general partner of which is Vestar Associates IV, L.P. As general partner of Vestar Associates IV, L.P., Vestar Associates Corporation IV, a corporation and affiliate of Vestar Capital Partners, exercises voting and investment control over shares held by Vestar Capital Partners IV, L.P. Vestar/Valor LLC is a limited liability company, the managing member of which is Vestar Capital Partners IV, LP. As general partner of Vestar Associates IV, LP, Vestar Associates Corporation IV exercises voting and investment control over the shares held by Vestar/Valor LLC. The address of Vestar Capital Partners is 245 Park Avenue, 41st Floor, New York, NY 10167.

(4)	The address of Citicorp Venture Capital is 299 Park Avenue, New York, NY 10022.

(5)	Represents shares of restricted stock held by Mr. Mueller, of which 137,917 shares are fully vested.

(6)	Represents shares of restricted stock held by Mr. Ojile, of which 33,100 shares are fully vested.

(7)	Represents shares of restricted stock held by Mr. Raney, of which 55,167 shares are fully vested.

(8)	As members of WCAS VIII Associates LLC and WCAS IX Associates, LLC, Mr. de Nicola and Mr. Swani may be deemed to share beneficial ownership of the shares held by WCAS VIII Associates LLC and WCAS IX Associates, LLC. Mr. de Nicola and Mr. Swani disclaim beneficial ownership of such shares and any other shares held by affiliates of Welsh, Carson, Anderson & Stowe.

(9)	Includes 32,874 shares held directly by Mr. de Nicola.

(10)	Includes 1,866 shares held directly by Mr. Swani.

(11)	As managing directors of Vestar Capital Partners, Mr. Alpert and Mr. Pena may be deemed to share beneficial ownership of the shares held by Vestar Capital Partners. Mr. Alpert and Mr. Pena each disclaim beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.

ELECTION OF DIRECTORS
      At the annual meeting, 11 directors are to be elected to hold office until the next annual meeting or until their successors have been elected and qualified. All are currently serving as our directors. The Board of Directors has nominated, upon the recommendation of our nominating and governance committee, the eleven current members of the Board named below. Pursuant to our bylaws, the Board of Directors has resolved that the number of directors constituting the full Board of Directors shall be thirteen. The Board currently operates with two vacancies and will continue to do so until such time as the nominating and governance committee recommends to the Board of Directors persons to fill such vacancies. Therefore, proxies may not be voted for more than the eleven director positions being voted on at the meeting.
      Directors will be elected by a plurality of the affirmative votes of the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote at the meeting. It is the intention of the persons named in the enclosed proxy to vote “FOR” the election as directors of the nominees specified. In case any of these nominees should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice. The information concerning the nominees and their security holdings has been furnished to us by the nominees. There are no other family relationships between any of the nominees.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.
Nominees for Director
      The respective nominees for election as directors of Valor for terms expiring at the 2006 Annual Meeting of Stockholders have provided the following information.
      John J. Mueller, age 48, has served as our Chief Executive Officer and President since April 2004 and was previously our President and Chief Operating Officer since November 2002. Mr. Mueller was appointed to our Board of Directors following the consummation of our initial public offering. Mr. Mueller joined us in April 2002 as Executive Vice President and Chief Operating Officer. Prior to joining our company, Mr. Mueller spent 23 years at Cincinnati Bell Inc. including serving as General Manager — Consumer Markets from February 1999 to May 1999, President — Business Units from May 1999 to November 1999 and President of the Cincinnati Bell Telephone Company from November 1999 to October 2001.
      Anthony J. de Nicola, age 40, has served as a director of our company since March 2004 and as Chairman since April 2004. Mr. de Nicola is currently a general partner of Welsh, Carson, Anderson & Stowe, which is one of our stockholders. He joined Welsh, Carson, Anderson & Stowe in 1994 and focuses on investments in the information and business services and communications industries. Before joining Welsh, Carson, Anderson & Stowe, he worked for four years in the private equity group at William Blair & Company. Previously, Mr. de Nicola worked at Goldman, Sachs & Co. in the Mergers and Acquisitions Department. Mr. de Nicola is also a member of the boards of directors of Alliance Data Systems Corporation, Centennial Communications Corp., Dex Media, Inc., ITC Deltacom, Inc. and several private companies.
      Kenneth R. Cole, age 56, has served as a director of our company since March 2004 and as our Vice Chairman since April 2004. Prior to then, Mr. Cole served as our Chief Executive Officer from January 2002 to April 2004. Mr. Cole joined our company at its inception in January 2000 as President and Chief Operating Officer. Prior to joining our company, Mr. Cole had a 26-year career at CenturyTel, Inc., culminating in his service as Chief Operating Officer from May 1999 to January 2000.
      Sanjay Swani, age 38, has served as a director of our company since March 2004. Mr. Swani is currently a general partner of Welsh, Carson, Anderson & Stowe. He joined Welsh, Carson, Anderson & Stowe in 1999 and focuses on investments in the information and business services and communications industries. Previously, he was a director of Fox Paine & Company, a San Francisco-based private equity firm. Mr. Swani also spent four years in the Mergers, Acquisitions & Restructuring Department and two years in the Debt Capital Markets Department of Morgan Stanley Dean Witter & Co. Mr. Swani is also a member of the boards of directors of Banctec, Inc., Dex Media, Inc., ITC Deltacom, Inc. and other private companies.

      Norman W. Alpert, age 46, has served as a director of our company since April 2005. Mr. Alpert is currently a managing director of Vestar Capital Partners, which is one of our stockholders. Mr. Alpert helped found Vestar in 1988. Previously, he was a senior executive in the Management Buyout Group of the First Boston Corporation. Mr. Alpert is also a member of the board of directors of Solo Cup Company, Gold Toe Corporation and Border Media Partners.
      Stephen B. Brodeur, age 40, was appointed to our Board of Directors after completion of our initial public offering in February 2005. He is the former chief executive officer of the Cambridge Strategic Management Group (CSMG). CSMG, now a division of The Management Network Group, is a provider of management consulting services to emerging and established telecommunications operators, equipment manufacturers and financial services companies. As a consultant to telecommunications and related industries for 18 years, Mr. Brodeur has consulted for domestic and international companies including Verizon, Bell Canada, SBC, Sprint, AT&T, CenturyTel, FPL, British Telecom, Telstra, Nextel, Siemens, Nortel, Corning and Cisco.
      Michael Donovan, age 28, was appointed to our Board of Directors after completion of our initial public offering in February 2005. He is an associate at Welsh, Carson, Anderson & Stowe. Before joining Welsh, Carson, Anderson & Stowe in 2001, Mr. Donovan worked at Windward Capital Partners and in the investment banking division at Merrill Lynch. He is currently a board member of several private companies.
      Edward Lujan, age 72, was appointed to our Board of Directors after completion of our initial public offering in February 2005. Since 1968, Mr. Lujan has been chairman of the board of Manuel Lujan Agencies, a family insurance and real estate business in New Mexico. Mr. Lujan is also chairman of the board for the National Hispanic Cultural Center of New Mexico and serves on numerous state and local advisory councils and boards for business, economic development and education. He also served as a member of the New Mexico Governmental Ethics Oversight Committee.
      M. Ann Padilla, age 62, was appointed to our Board of Directors after completion of our initial public offering in February 2005. Since 1975, Ms. Padilla has been president and chief executive officer of Sunny Side, Inc./ Temp Side, a staffing resource company in Denver, Colorado, specializing in administrative, professional and technical recruiting. Ms. Padilla has served on the board of directors and advisory councils at various banks and financial institutions and is also a trustee for the Denver Center for Performing Arts. She has received numerous awards from national and state business organizations.
      Federico Pena, age 58, was appointed to our Board of Directors after completion of our initial public offering in February 2005. He is a managing director at Vestar Capital Partners in Denver, Colo., since 1999. Mr. Pena was formerly the U.S. Secretary of Energy and the U.S. Secretary of Transportation in the Clinton Administration. Prior to serving in the cabinet, he was president and chief executive officer of Pena Investment Advisors from 1991 to 1992 and the mayor of Denver from 1983 to 1991.
      Edward J. Heffernan, age 42, was appointed to our Board of Directors in April 2005. He is executive vice president and chief financial officer of Alliance Data Systems. He first joined Alliance Data Systems in May 1998. Before joining Alliance Data, he served as vice president, mergers and acquisitions for First Data Corporation from October 1994 to May 1998. Prior to that he served as vice president, mergers and acquisitions for Citicorp from July 1990 to October 1994, and prior to that he worked in the corporate finance department at Credit Suisse First Boston Corporation from June 1986 until July 1990. He holds a Bachelor’s degree from Wesleyan University and an MBA from Columbia Business School.
      Each of Messrs. de Nicola, Swani, Donovan, Alpert and Pena were initially appointed to our Board of Directors pursuant to a securityholders agreement among certain of our stockholders pursuant to which each of Welsh, Carson, Anderson & Stowe and Vestar Capital Partners and their respective affiliates agree to vote their shares in favor of three (3) persons designated by Welsh, Carson, Anderson & Stowe and two (2) persons designated by Vestar Capital Partners. See “Related Party Transactions — Equity Sponsors — Securityholders Agreement.”

Director Compensation
      Independent members of the board of directors receive compensation for their services. Each independent director receives an annual retainer of $45,000, which is supplemented by additional payments of $1,250 for each board meeting attended in person, $625 for each board meeting attended telephonically, $5,000 annually for acting as a committee member ($10,000 for acting as audit committee chairperson and $7,500 for acting as compensation committee chairperson), $1,000 for each committee meeting attended in person, $500 for each committee meeting attended telephonically and reasonable travel expenses for attendance in person at board and committee meetings. In addition, each independent member of the board of directors will receive an up-front grant of 9,705 restricted shares pursuant to our 2005 Long-Term Incentive Plan. These restricted shares vest over the three years following their issuance at 33% per year. In addition, Mr. Cole, our Vice Chairman, will receive the compensation described above for serving as a member of our board of directors. No other non-independent director, however, shall receive compensation for serving as a member of our board of directors. Throughout the year, we reimburse our non-employee directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors or its committees.
GOVERNANCE OF THE COMPANY AND COMMITTEES OF THE BOARD
      We continually review our corporate governance policies and practices. This includes comparing our current policies and practices to policies and practices of other public companies, as well as to those suggested by various groups or authorities active in corporate governance. Based upon this review, we have adopted changes to current policies and practices to reflect what the board of directors believes are “best practices,” as well as those that are required to comply with Sarbanes-Oxley Act of 2002 and the rules of the SEC and the New York Stock Exchange.
      Following the completion of our initial public offering in February 2005, the Board of Directors held two regular meetings and one special meeting. Each director attended at least 75% of the aggregate of these meetings and the total number of meetings held by all committees of the board on which he or she served, as described below under “Committees of the Board.”
      Our independent directors have regularly scheduled executive sessions in which they meet without the presence of management. These executive sessions generally are held immediately before or after regularly scheduled meetings of the board of directors. The independent directors have held one such meeting following our initial public offering, during which all of the independent directors attended.
Committees of the Board
      In connection with our initial public offering in February 2005, our Board of Directors established the following committees: Audit, Compensation, and Nomination and Governance. All members of the audit, nominating and compensation committees are “independent” as defined by the rules of the Securities and Exchange Commission and New York Stock Exchange.

Audit Committee. Our Audit Committee is currently composed of five directors, each of whom are “independent” as defined under the rules of the SEC and the listing standards of the New York Stock Exchange. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is included in this proxy statement at Appendix A. Our Audit Committee Charter is also posted on our website at www.valortelecom.com, a hard copy of which is available to stockholders upon request. The current members of the Audit Committee are Mr. Swani as Chair, Messrs. Lujan, Heffernan and Brodeur, and Ms. Padilla. Each current and prospective member of the Audit Committee is financially literate, as required by the listing standards of the New York Stock Exchange. The Board of Directors has determined that Mr. Swani meets the standard of an “audit committee financial expert” under the rules of the SEC. The Audit Committee has met two times following our initial public offering. No member of the audit committee serves on more than three public company audit committees.

The Audit Committee recommends to the Board of Directors the selection of our independent accountants. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America for issuing a report thereon, and for reviewing our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Management is responsible for our internal controls and the financial reporting process. The Audit Committee assists the Board of Directors in undertaking and fulfilling its responsibilities in monitoring Valor’s financial reporting process, including (i) the integrity of the financial statements of Valor, (ii) Valor’s compliance with legal and regulatory requirements, (iii) the independence and qualifications of Valor’s internal and independent auditors, (iv) the performance of Valor’s internal audit function and independent auditors, and (v) the preparation of an audit committee report to be included in Valor’s annual proxy statements.

Our Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by Deloitte & Touche LLP, our independent accountants, in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the New York Stock Exchange.

In accordance with the rules of the SEC, our Audit Committee has established procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. Our Compensation Committee is composed of three directors and operates under a written charter adopted by the Board of Directors, a copy of which is included in this proxy statement at Appendix B. Our Compensation Committee Charter is also posted on our website at www.valortelecom.com, a hard copy of which is available to stockholders upon request. The Compensation Committee is currently composed of Mr. de Nicola, as Chairman, and Messrs. Alpert and Swani, each of whom is considered independent under the listing standards of the New York Stock Exchange. The Compensation Committee reviews our general compensation strategies, acts as the Committee for Valor’s Incentive Compensation Plan and 2005 Long-Term Incentive Plan, and establishes and reviews compensation for our Chief Executive Officer and other executive officers. Following our initial public offering, the Compensation Committee met once, approving the 2005 compensation plan.

Nomination and Governance Committee. Our Nomination and Governance Committee is composed of three directors and operates under a written charter adopted by the Board of Directors, a copy of which is included in this proxy statement at Appendix C. Our Nominating and Corporate Governance Committee Charter is also posted on our website at www.valortelecom.com, a hard copy of which is available to stockholders upon request. The Nominating and Corporate Governance Committee is chaired by Mr. de Nicola, and Messrs. Pena and Swani are its other members. Each member of the Nominating and Corporate Governance Committee is considered independent under the listing standards of the New York Stock Exchange. One of the committee’s primary functions is to establish criteria and qualifications for candidates for the Board of Directors and then to identify and recommend candidates for election to the Board of Directors. In addition, the Nominating and Corporate Governance Committee takes a leadership role in shaping our corporate governance, including making recommendations on matters relating to the composition of the board of directors and its various committees and our Corporate Governance Guidelines. Each candidate for nomination as a director, including persons recommended by stockholders, is evaluated in accordance with our Corporate Governance Guidelines which are posted on our website at www.valortelecom.com. The Nomination and Corporate Governance Committee may seek advice from other members of the Board of Directors or the Chief Executive Officer regarding director candidates. The Board of Directors will consider a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the Board of Directors or one of its committees. Historically, our management has recommended director nominees to the Board of Directors. The Nominating Committee has not met formally since the consummation of our initial public offering, but has taken one action by written consent.

Nominations by Stockholders
      Pursuant to our bylaws, a stockholder may nominate a person for election as a director at an annual meeting of stockholders only if written notice of such stockholder’s intent to make such nomination has been given to the Secretary of Valor not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting, or if the date of the annual meeting is changed by more than 30 days from such anniversary date, not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of such meeting was mailed or public disclosure of the meeting date was made. Each notice is required to set forth certain information, including (1) the name and address of the stockholder making the nomination and the number of shares of our common stock they own beneficially or of record, (2) information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board, and (3) the consent of each nominee to serve as a director if so elected.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
      Stockholders who wish to communicate with the Board of Directors may do so through the following procedures. Stockholder communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to Valor (“Accounting Complaints or Concerns”) may be sent to our corporate secretary at Valor Communications Group, Inc., 201 E. John Carpenter Freeway, Suite 200, Irving, Texas 75062. Stockholder communications that relate to matters that are within the scope of the responsibilities of the Board of Directors and its committees, or summaries of such communications, will be forwarded to the chairman of the audit committee.
      Accounting Complaints or Concerns, which may be made anonymously, should be sent to our Chief Legal Officer with a copy to our Chief Financial Officer at the same address as the corporate secretary. Accounting Complaints or Concerns will be forwarded to the chairman of the audit committee. We will keep Accounting Complaints or Concerns confidential and anonymous, to the extent feasible, subject to applicable law. Information contained in an Accounting Complaint or Concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board of Directors is responsible for setting and administering compensation, including base salaries, annual incentives, and stock-based awards, paid or awarded to our executive officers. The Compensation Committee also oversees and approves incentive plan design, costs and administration. This report discusses the Compensation Committee’s activities, as well as its development and implementation of policies regarding compensation paid to our executive officers for 2004.
Overall Compensation Policies
      The Compensation Committee reviews and approves compensation policies and practices related to our executive officers and certain other employees, including stock-based compensation. Our executive compensation system generally consists of two primary components: salary and an incentive compensation award. Through the use of the foregoing, the Compensation Committee seeks to achieve a balanced compensation package that will attract and retain high quality key executives, appropriately reflect each such executive officer’s individual performance, contributions, and general market value, and provide further incentives to the executive officers to maximize annual operating performance and long-term stockholder value. In doing so, the Committee will regularly review and update:

•	An appropriate peer group of companies for the purposes of comparing compensation levels and practices; and

•	Key measures that the Compensation Committee will use in assessing performance for the purposes of incentive compensation awards to the CEO and other members of the senior management team.

Annual Salaries
      Annual base salaries for our executive officers have been established on a position-by-position basis. The chief executive officer has the responsibility to conduct annual internal reviews of executive officer salary levels in order to rank salary, individual performance and job value to each position. The chief executive officer then makes recommendations on salaries, other than his own, to the Compensation Committee. The Compensation Committee determines, reviews and approves corporate goals and objectives relevant to the compensation of the CEO. The Compensation Committee reviews the recommendations regarding changes in salaries for executive officers. The Compensation Committee may take such action, including modifications to the recommendations, as it deems appropriate. The determinations of the Compensation Committee may be based on a variety of factors, including a subjective evaluation of past and potential future individual performance and contributions and alternative career opportunities that might be available to the executives. The Compensation Committee may also review compensation data from companies employing executives in positions similar to those whose salaries were being reviewed, as well as market conditions for executives in general with similar skills, responsibilities, background and performance levels and other companies with similar financial and business characteristics.

Annual Incentive Compensation
      The Compensation Committee determined that the amount of any annual incentive compensation to be paid to our executive officers, including the chief executive officer, would be awarded based on Valor performance (determined by reference to revenue and EBITDA targets established by Board resolution) and each such officer’s performance, attitude and potential. Accordingly, the Compensation Committee awarded 2004 incentive compensation to certain of our executive officers based on a discretionary evaluation of each such officer’s performance, attitude and potential. In 2004, all incentive compensation was in the form of cash awards because we were contemplating a reorganization of our capital structure. Now that we completed our reorganization, we expect that future awards will be a mix of cash and equity awards. The Compensation Committee based its actions regarding 2004 incentive compensation upon the performance of Valor and upon the chairman of the board’s recommendation regarding the chief executive officer, the chief executive officer’s recommendations regarding the other executive officers and the Compensation Committee members’ general business knowledge. Additionally, there is no specific weighing of factors considered in the determination of incentive compensation paid to executive officers. The 2004 bonuses the named executive officers received are disclosed in the bonus column in the Summary Compensation Table set forth below. The Compensation Committee in its March 2005 meeting approved the 2005 Incentive Compensation Plan.
      2005 Long-Term Incentive Plan. Our 2005 Long-Term Incentive Plan provides for grants of stock options, restricted stock and performance awards. Our directors, officers and other employees and persons who engage in services for us are eligible for grants under the plan. We plan to grant awards to these individuals from time to time to provide long-term incentives that are designed to couple the interests of key employees with those of shareholders in that the potential value of the awards is directly related to the future value of our stock.
      A total of 2,500,000 shares of our common stock are authorized for issuance under the plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. In connection with the offering, we granted 1,895,679 shares of restricted stock, of which 1,335,041 shares were granted to members of our senior management team as noted in the table below, leaving 604,321 shares available for issuance under the plan.

      Upon the consummation of our initial public offering, we granted the following number of shares of restricted common stock:
2005 Long-Term Incentive Plan

		Number of Shares
	Dollar	of Restricted
Name	Value(1)	Stock(2)

John J. Mueller	$9,516,300	634,420
John A. Butler(3)	827,505	55,167
W. Grant Raney	4,137,525	275,835
William M. Ojile, Jr.	3,310,020	220,668
Cynthia B. Nash	2,234,265	148,951
Executive Group	20,025,615	1,335,041
Non-Executive Officer Employee Group	5,099,550	339,970
      Except as set forth below, the restricted stock vests on the dates and in the percentages set forth in the following table:

	Vested upon	Vested on	Vested on	Vested on
Name	Issuance	1/1/06	1/1/07	1/1/08

John J. Mueller	21.7391%	26.0870%	26.0870%	26.0869%
John A. Butler(3)	20.0%	0%	0%	0%
W. Grant Raney	20.0%	26.6667%	26.6667%	26.6666%
William M. Ojile, Jr.	15.0%	28.3334%	28.3333%	28.3333%
Cynthia B. Nash	18.5185%	27.1605%	27.1605%	27.1605%
All Others	25.0%	25.0%	25.0%	25.0%

(1)	Dollar value determined based on offering price of $15 per share.

(2)	As of March 31, 2005, no shares of common stock were issued to non-executive directors. However, the directors are expected to receive shares of restricted stock for their service on the Board of Directors as further noted under the heading “Director Compensation.”

(3)	Effective March 31, 2005, John Butler resigned from Valor. As a result, 220,668 shares of restricted stock that vest after the date of our initial public offering were forfeited.
      Annual Incentive Compensation Plan. We maintain an incentive compensation plan whereby certain management and supervisory personnel qualify for incentive payments if our company and executives both meet or exceed certain financial performance targets. These awards allow us to recognize individual performance and contributions to Valor on an annual basis. We may also choose to make semi-annual payments if we are meeting or exceeding financial objectives and the outlook for the remaining half of the year is favorable. Participants may also qualify for a separate mid-year award at our management’s discretion. Our chief executive officer, in consultation with the Board of Directors, may adjust or eliminate any incentive payment that would otherwise be earned under the incentive compensation plan based on such factors as they may determine in their sole discretion. Our chief executive officer, in consultation with the board of directors, may also amend or cancel the bonus plan at any time for any reason.
      In August 2004, our chief executive officer, with the approval of our Compensation Committee, authorized bonus amounts for the first half of 2004 for members of our management team eligible to participate in the incentive compensation plan that qualified for payment. The payments made were approximately one-third of the 2004 bonus opportunity for the respective employees. Members of our senior management team did not receive any payment. In February 2005, our chief executive officer, with the approval of our Compensation Committee, authorized bonus amounts for fiscal year 2004 for members of our management team eligible to participate in the incentive compensation plan that qualified for payment.
      Tax code limitation on executive compensation deductions. In 1993, Congress amended the Code to impose a $1.0 million deduction limit on compensation paid to the chief executive officer and the four other most highly compensated executive officers of public companies, subject to certain transition rules and exceptions for compensation received pursuant to non-discretionary performance-based plans approved by such company’s shareholders. It is our general policy to structure the performance-based portion of the compensation of its executive officers in a manner that permits Valor to deduct fully such compensation.
Compensation of Chief Executive Officer
      John J. Mueller, Chief Executive Officer, earned $469,616 in base salary in 2004, per our employment agreement with him. In February 2005, the Compensation Committee approved an employment agreement with Mr. Mueller, which had replaced a previous employment agreement, as further described under the heading “Employment and Severance Agreements.” Mr. Mueller’s contract states that he will earn a $500,000 annual base salary during the three year term of the agreement. In setting the Chief Executive Officer’s base salary, the committee considered company objectives, market and corporate challenges and market compensation practices.
      Mr. Mueller earned a bonus under our annual incentive compensation plan of $625,000 in respect of the year ended December 31, 2004. Mr. Mueller’s bonus reflects our philosophy of meeting and exceeding certain corporate financial targets. In addition, Mr. Mueller received a one-time bonus of $1,250,000 in 2004 in recognition of his efforts in connection with our debt recapitalization. Furthermore he was awarded a $1,000,000 bonus in connection with the completion of our initial public offering, $200,000 of which was paid in February 2005, and the remainder of which is payable in equal installments on January 1, 2006 and January 1, 2007. See “Related Party Transactions.”
      Mr. Mueller owns 634,420 shares of Valor common stock pursuant to a restricted stock grant made to him in February 2005 under our 2005 Long-Term Incentive Plan. 137,917 of such shares are fully vested and the remainder will vest in equal installments on January 1, 2006, 2007 and 2008. This grants ties the Chief Executive Officer’s long-term compensation to the goals of increasing shareholder value and including at-risk compensation as a significant portion of the executive’s compensation.
Conclusion
      The Compensation Committee has reviewed each element of compensation for each of the executive officers for fiscal 2004. The Compensation Committee reported to the Board of Directors that in the Compensation Committee’s opinion, the compensation of each executive officer is reasonable in view of the Company’s performance and the Compensation Committee’s subjective evaluation of the contribution of each executive officer to that performance.
      Members of the compensation committee of the Board of Directors respectfully submit the foregoing report(1):

Anthony de Nicola
Chairman of the Compensation Committee

Sanjay Swani
Member of the Compensation Committee

(1)	Mr. Alpert joined the Board of Directors and the Compensation Committee subsequent to the issuance of this report.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      None of our executive officers served as: (i) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

EXECUTIVE OFFICERS
      The following table sets forth information with respect to our executive officers and other key employees of Valor. Biographical information for John J. Mueller is set forth under “Election of Officers.”

Name	Age	Position

John J. Mueller	48	Chief Executive Officer and President, Director
William M. Ojile, Jr.	44	Senior Vice President — Chief Legal Officer and Secretary
W. Grant Raney	44	Senior Vice President — Operations, Sales and Marketing
Cynthia B. Nash	40	Senior Vice President and Chief Information Officer
Keith D. Terreri	40	Vice President — Treasury and Corporate Development
Cynthia T. Cruz	45	Vice President — Corporate Communications
Randal S. Dumas	35	Vice President — Accounting and Controller
Ben Muro	58	Vice President — Human Resources
      William M. Ojile, Jr. has served as our Senior Vice President, Chief Legal Officer and Secretary since November 2000. Before joining our company, Mr. Ojile worked at US WEST, Inc. for approximately 12 years, serving as Regional Executive Director — Public Policy from January 1998 to July 2000 and, after the merger between US WEST and Qwest Communications International in July 2000, as Corporate Counsel for Qwest Communications International from July 2000 to November 2000.
      W. Grant Raney has served as our Senior Vice President — Operations, Sales and Marketing since August 2004. Prior to then, Mr. Raney had served as our Senior Vice President — Operations and Engineering since January 2001. In February 2000, Mr. Raney joined our company as Vice President — Operations. Prior to joining our company, from March 1999 to February 2000, Mr. Raney was Division Vice President at Spectra Communications Group, a partnership of CenturyTel, Inc. Starting March 1979 at CenturyTel, Mr. Raney has gained 26 years of experience in the telecommunications industry in a variety of roles of increasing responsibility.
      Cynthia B. Nash has served as our Senior Vice President and Chief Information Officer since January 2004. In April 2002, Ms. Nash joined our company as our Vice President and Chief Technology Officer. Before joining our company, Ms. Nash held various positions of increasing responsibility with CenturyTel, Inc., including Vice President of Information Technology from January 2001 to April 2002, Director of the Program Management Office and Customer Care from September 2000 to January 2001, Director of Applications Development from December 1999 to September 2000 and Director of Telco Applications from September 1997 to December 1999. Ms. Nash has over 17 years of experience in the telecommunications industry.
      Keith D. Terreri has served as our Vice President — Treasury and Corporate Department since July 2001. Prior to joining our company, Mr. Terreri was Vice President and Treasurer of RCN Corporation from December 1999 to June 2001 and Director of Finance from January 1998 to December 1999. Mr. Terreri has over 7 years experience in the telecommunications industry. Mr. Terreri began his career at Deloitte & Touche LLP and is a certified public accountant.
      Cynthia T. Cruz has served as our Vice President — Corporate Communications since June 2000. Prior to joining our company, Ms. Cruz was Senior Manager, Public Affairs, for Levi Strauss & Company from 1998 to 2000. With over 17 years experience as a communications professional, Ms. Cruz also previously held communications management positions with R.J. Reynolds Tobacco Company and the office of U.S. Representative Henry B. Gonzalez.
      Randal S. Dumas has served as our Vice President — Controller since July 2003. He joined our company in January 2001 as Director — Accounting, and he added the responsibility of Controller in June 2002. Prior to joining our company, Mr. Dumas worked for Citizens Communications starting in 1994, where he was Revenue Accounting Manager from January 1997 to January 2000, Director of General Accounting from January to June 2000 and Director of Financial Operations from June 2000 until January 2001. Mr. Dumas is a certified public accountant. Effective April 1, 2004, Mr. Dumas assumed the position of Principal Accounting Officer and interim responsibilities as our Principal Financial Officer.
      Ben Muro has served as our Vice President — Human Resources since February 2000. Prior to joining our company, Mr. Muro was Senior Vice President of Human Resources for Parkland Health and Hospital System in Dallas from March 1991 to February 2000.
EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth the compensation earned, awarded or paid for services rendered in all capacities for the fiscal year ended December 31, 2004, by our Chief Executive Officer and our four next most highly compensated executive officers who earned more than $100,000 in salary and, to whom we refer in this proxy statement collectively as the named executive officers:
Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		Securities
				Underlying	All Other
	Fiscal Year	Salary	Bonus(3)	Options	Compensation

Kenneth R. Cole	2004	$433,462	$5,750,000	—	$45,577	(4)
Vice Chairman(1)
John J. Mueller	2004	469,616	1,875,000	—	46,004	(5)
Chief Executive Officer and President
John A. Butler(2)	2004	312,663	1,393,750	—	22,006	(6)
Executive Vice President and Chief Financial Officer
W. Grant Raney	2004	253,167	1,160,625	—	25,141	(7)
Senior Vice President of Operations, Engineering and Customer Service
William M. Ojile, Jr.	2004	246,692	656,250	—	21,197	(8)
Senior Vice President, Chief Legal Officer and Secretary

(1)	Mr. Cole served as our Chief Executive Officer from January 2002 through April 2004.

(2)	Mr. Butler resigned his employment with us in March 2005.

(3)	Consists of debt recapitalization bonuses paid in 2004, 2004 annual incentive bonuses, and in the case of Mr. Cole, the one-time transition bonus paid to him in April 2004.

(4)	Consists of $28,874 of insurance premiums ($9,570 for medical insurance; $14,530 for life insurance; and $4,774 for long-term disability), $7,478 for personal travel paid for by the company, and a $9,225 company contribution to our 401(k) plan.

(5)	Consists of $21,114 of insurance premiums ($9,570 for medical insurance; $4,334 for life insurance; and $7,210 for long-term disability), $7,478 for personal travel paid for by the company, a car allowance of $8,187, and a $9,225 company contribution to our 401(k) plan.

(6)	Consists of $12,781 of insurance premiums ($8,645 for medical insurance; $1,921 for life insurance; and $2,215 for long-term disability) and a $9,225 company contribution to our 401(k) plan.

(7)	Consists of $8,438 of insurance premiums ($5,369 for medical insurance; $2,025 for life insurance; and $1,044 for long-term disability), $7,478 for personal travel paid for by the company, and a $9,225 company contribution to our 401(k) plan.

(8)	Consists of $11,972 of insurance premiums ($8,645 for medical insurance; $1,468 for life insurance; and $1,859 for long-term disability), and a $9,225 company contribution to our 401(k) plan.
Employment and Severance Agreements
      We have entered into employment, confidentiality and non-competition agreements with Messrs. Cole, Mueller, Butler, Ojile and Raney, the material terms of which are discussed below. We also have agreements with other key employees at the director level and above that provide for an agreement not to compete with us for a maximum period of up to twelve months, in return for the payment of severance benefits for involuntary termination without cause.
      Agreement with Kenneth R. Cole. We entered into an agreement with Kenneth C. Cole that will remain in effect until March 31, 2007 pursuant to which Mr. Cole will receive an annual base salary of $300,000, medical and other benefits. Mr. Cole shall devote at least 25% of his professional time, efforts and attention to the duties outlined in the agreement, including but not limited to serving as Vice Chairman of our company advising and assisting our Board of Directors and management with regards to corporate strategy, the identification and implementation of potential mergers, acquisitions and other strategic transactions, regulatory matters and business development efforts.
      In connection with our initial public offering, we entered into a letter agreement with Mr. Cole on April 9, 2004 pursuant to which Mr. Cole received a one- time transition bonus of $5.0 million. In anticipation of our initial public offering, Mr. Cole desired to implement our succession plan so that we could make anticipated changes in our senior management before becoming a public company. To facilitate this, we negotiated with and paid Mr. Cole this one-time bonus in consideration for his agreement to terminate his then existing employment agreement, his agreement to serve as our Vice Chairman and his agreement to remain as a part-time employee, as discussed above. In addition, Mr. Cole was also to receive an additional one-time payment of $1.5 million if we consummated an equity offering prior to April 9, 2005. On November 10, 2004, we amended Mr. Cole’s letter agreement and part-time employment agreement to pay him $750,000 in connection with our debt recapitalization, and to pay him an additional $750,000 on the earlier of either an initial public offering or the termination of his agreement on March 31, 2007.
      Agreement with John J. Mueller. We entered into an employment agreement with John J. Mueller upon the consummation of our initial public offering, which replaced his previous employment agreement executed in 2004. Mr. Mueller’s new employment agreement will remain in effect until the third anniversary of the completion of the Offering and can be renewed for successive one year periods thereafter. Mr. Mueller receives an annual base salary of $500,000, an annual incentive bonus and medical and other benefits. Mr. Mueller’s annual bonus is targeted to be one times his base salary for the applicable year, although our Board of Directors may increase or decrease the amount of any award in its discretion. Pursuant to his new employment agreement, Mr. Mueller also is entitled to receive an initial public offering cash bonus, as described below under the heading “Related Party Transactions.”
      If we terminate Mr. Mueller’s employment without “cause” or if he resigns for “Good Reason,” as each such term is defined in his new employment agreement, he will be entitled to receive severance benefits consisting of his annual base salary and continued medical and other benefits for eighteen months following the date of his termination, plus the full amount of his target bonus for the year in which his employment terminates and life insurance and medical benefits for various periods. Mr. Mueller’s new employment agreement provides that he will be restricted from engaging in competitive activities for one year after the termination of his employment although this restriction may be extended for an additional six months under certain circumstances.
      Agreement with John A. Butler. We entered into an employment agreement with John A. Butler upon the consummation of our initial public offering, which replaced his previous employment agreement we entered into with him in 2000. Effective March 31, 2005, Mr. Butler voluntarily resigned from Valor. His employment agreement terminated on that date, and he is not entitled to receive severance or any other benefits of his employment agreement following his resignation. Mr. Butler remains subject to post-employment restrictions on the disclosure of confidential information contained in his employment agreement. Also, for one year following his resignation from Valor, he is subject to non-competition and non-solicitation post employment covenants contained in his employment agreement.
      Agreement with William M. Ojile, Jr. We entered into an employment agreement with William M. Ojile, Jr. upon the consummation of our initial public offering, which replaced the previous employment agreement we entered into with him in 2000. Mr. Ojile’s new employment agreement will remain in effect until the third anniversary of the completion of the Offering and can be renewed thereafter for one-year extensions of the employment term, unless either party provides written notice of its intention not to review the agreement within 90 days of the expiration of the then current term. Mr. Ojile receives an annual base salary of $250,000, an annual incentive bonus and medical and other benefits. Mr. Ojile’s annual bonus is targeted to be one-half his base salary for the applicable year, although our Board of Directors may increase or decrease the amount of any award in its discretion. Pursuant to his new employment agreement, Mr. Ojile is also entitled to receive an initial public offering cash bonus, as described below under the heading “Related Party Transactions.”
      If we terminate Mr. Ojile’s employment without “cause” or if he resigns for “Good Reason,” as each such term is defined in his new employment agreement, he will be entitled to receive severance benefits consisting of his annual base salary and continued medical and other benefits for eighteen months following the date of his termination, plus, with respect to the fiscal year in which his employment terminates, the pro rata portion of the annual bonus he would have received had he been employed by our company for the full fiscal year. Mr. Ojile’s new employment agreement provides that he will be restricted from engaging in competitive activities for one year after the termination of his employment. Mr. Ojile may not solicit employees for one year following termination of his employment with our company.
      Agreement with W. Grant Raney. We entered into an employment agreement with W. Grant Raney upon the consummation of our initial public offering, which replaced the previous employment agreement we entered into with him in 2000. Mr. Raney’s new employment agreement will remain in effect until the third anniversary of the completion of the Offering and can be renewed thereafter for one-year extensions of the employment term, unless either party provides written notice of its intention not to review the agreement within 90 days of the expiration of the then current term. Mr. Raney receives an annual base salary of $257,000, an annual incentive bonus and medical and other benefits. Mr. Raney’s annual bonus is targeted to be one-half his base salary for the applicable year, although our Board of Directors may increase or decrease the amount of any award in its discretion. Pursuant to his new employment agreement, Mr. Raney is also entitled to receive an initial public offering cash bonus, as described below under the heading “Related Party Transactions.”
      If we terminate Mr. Raney’s employment without “cause” or if he resigned for “Good Reason” as each such term is defined in his new employment agreement, he will be entitled to receive severance benefits consisting of his annual base salary and continued medical and other benefits for eighteen months following the date of his termination, plus, with respect to the fiscal year in which his employment terminates, the pro rata portion of the annual bonus he would have received had he been employed by our company for the full fiscal year. Mr. Raney’s new employment agreement provides that he will be restricted from engaging in competitive activities and soliciting employees for one year following termination of his employment with our company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of Valor’s equity securities to file reports of ownership with the SEC and furnishes copies to the NYSE and Valor. Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for the period from the Offering through March 31, 2005, its executive officers, directors and 10% stockholders complied with all applicable filing requirements under Section 16(a), except for one late Form 4 filing for Mr. Butler due to inadvertence by Valor administrative personnel.
RELATED PARTY TRANSACTIONS
Equity Sponsors
      Management Fees. Pursuant to the limited liability company operating agreement of our subsidiary, Valor Telecommunications, LLC, or VTC, each of Welsh, Carson, Anderson & Stowe (“WCAS”) and Vestar provides management services to us. In return for these services we paid management fees of $571,430 to affiliates of WCAS in fiscal 2004, and $428,570 to an affiliate of Vestar in of fiscal 2004. We ceased paying these fees at December 31, 2004.
      Securityholders Agreement. We entered into a securityholders agreement with WCAS, Vestar, Citicorp Venture Capital (“CVC”) and certain of their respective affiliates that contain the following registration rights:

•	WCAS and Vestar have demand registration rights relating to the shares of our common stock that they received pursuant to our reorganization, subject to the requirement that the securities covered by each demand registration have an aggregate public offering price of at least $25.0 million if registered pursuant to a long-form registration statement, or $10.0 million if registered pursuant to a short-form registration statement; provided that the entities comprising WCAS and Vestar that initiate a demand for registration must hold a majority of the shares of common stock held by all such WCAS or Vestar entities, as the case may be, to initiate a demand for registration; provided, further, that WCAS or Vestar may exercise a demand right for less than an aggregate public offering price of $25.0 million if registered pursuant to a long-form registration statement, or $10.0 million if registered pursuant to a short-form registration statement, if such proposed offering is for all of the remaining shares of common stock held by WCAS or Vestar; provided, further, that WCAS can request up to three registrations that are registered pursuant to a long-form registration statement and Vestar can request up to two registrations that are registered pursuant to a long-form registration statement; and

•	WCAS, Vestar and CVC have the right to include in our future public offerings of securities the shares of our common stock held by each of them.
      We have agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the securities sold, and to indemnify WCAS and Vestar that have included securities in such offering against certain liabilities, including liabilities under the Securities Act.
      Pursuant to the Securityholders Agreement, WCAS, Vestar, CVC and certain of their respective affiliates have agreed to vote for each other’s designees to our board of directors (to the extent permitted by law and the rules of any securities exchange, system or market on which our securities are then listed), and to vote such that both WCAS and Vestar have at least one designee on each of our committees.
      Interest Paid on Subordinated Debt. In fiscal 2004, we paid our equity sponsors $27 million of interest associated with our outstanding subordinated debt that was repaid in November 2004.
Management

Transaction Bonuses.
      Debt Recapitalization Cash Bonuses. We paid an aggregate of $4,750,000 to the following executives in the following amounts in December 2004 as a transaction bonus in recognition of their efforts in connection with our debt recapitalization and their past service to Valor: John J. Mueller, $1,250,000; John A. Butler, $1,000,000; W. Grant Raney, $1,000,000; Kenneth R. Cole, $750,000; William M. Ojile, Jr., $500,000; and Cynthia Nash, $250,000. In addition, we paid an aggregate of $367,500 in transaction bonuses to other members of our management in connection with the debt recapitalization. Therefore, the total debt recapitalization cash bonuses were $5,117,500.
      Initial Public Offering Cash Bonuses. In connection with the consummation of the Offering we paid cash bonuses to our executive officers and other members of management in the manner set forth on the table below if such individuals remain an employee of Valor or its affiliates as of any date on which such payment becomes due. These payments are intended to compensate our executive officers and other members of management for their efforts in connection with the completion of our initial public offering.

Name	Date of IPO	January 1, 2006	January 1, 2007	Total

Kenneth R. Cole	$750,000	$—	$—	$750,000
John J. Mueller	200,000	400,000	400,000	1,000,000
John A. Butler(1)	100,000	—	—	100,000
W. Grant Raney	100,000	200,000	200,000	500,000
William M. Ojile, Jr.	50,000	100,000	100,000	250,000
Cynthia Nash	30,000	60,000	60,000	150,000
Other	311,500	223,000	223,000	757,500

Total	$1,541,500	$983,000	$983,000	$3,507,500

(1)	Effective March 31, 2005, John Butler resigned from Valor. As a result, bonuses after the date of the initial public offering were forfeited.

INDEPENDENT AUDITORS
      Deloitte & Touche LLP were Valor’s independent auditors for the year ended December 31, 2004 and have reported on Valor’s consolidated financial statements included in the annual report which accompanies this proxy statement. The Audit Committee has reappointed Deloitte & Touche LLP as independent auditors for fiscal 2005. Representatives of Deloitte & Touche LLP are not expected to attend the meeting.
      THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.
AUDIT COMMITTEE REPORT
      The Audit Committee has met and held discussions with management and our independent accountants and has reviewed and discussed the audited consolidated financial statements with management and our independent accountants, including matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), “Communication with Audit committee.”
      Our independent accountants also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and the Audit Committee discussed with our independent accountants that firm’s independence.
      Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.
      Members of the audit committee of the Board of Directors respectfully submit the foregoing report.(1)

Sanjay Swani
Chairman of the Audit Committee

Stephen Brodeur
Member of the Audit Committee

Ann Padilla
Member of the Audit Committee

Edward Lujan
Member of the Audit Committee

      (1)Mr. Heffernan joined the Board of Directors and the Audit Committee subsequent to the issuance of this report.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      The following table shows the aggregate fees D&T has billed or is expected to bill to us for services rendered for 2004.

Type of Fees	2004

Audit Fees(1)	$512,611
Audit-Related Fees(2)	665,000
Tax Fees(3)	1,560,000
All Other Fees(4)	6,396

Total	$2,744,007

      (1) Fees for the following services:

(a) audits of our consolidated year-end financial statements for each year;

(b) reviews of the unaudited quarterly financial statements for each of the first three quarters of each year;

(c) normally provided statutory or regulatory filings or engagements for each year; and

(d) estimated out-of-pocket costs D&T incurred in providing all of such services for which we reimburse D&T.
      (2) Fees for registration statements and employee benefit plan audits.
      (3) Fees for tax compliance, tax advice and tax planning services.
      (4) Fees for all services not described in the other categories. For 2004, the disclosed fees include fees for an annual on-line research tool.
      The audit committee adopted a pre-approval policy in 2005 as further described in the Audit Committee Charter in Appendix A. As of the completion of our offering in February 2005, the audit committee became responsible for pre-approving every engagement of D&T to perform audit or non-audit services on behalf of Valor or any of its subsidiaries. Prior to the initial public offering the Audit Committee was not required to pre-approve audit or non-audit services.
EQUITY COMPENSATION PLAN INFORMATION
      We did not have any outstanding shares of capital stock, and did not adopt our 2005 Long-Term Incentive Plan until we consummated our reorganization immediately prior to the closing of our initial public offering. Therefore, no options, warrants or rights to acquire shares of Valor common stock were outstanding under our equity compensation plans at December 31, 2004.
OTHER MATTERS
      The Board of Directors knows of no other business that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in accordance with their reasonable judgment.
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
      Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholders meetings, consistent with rules adopted by the SEC. We must receive such proposals not later than January 12, 2006 to be considered for inclusion in the proxy statement and form of proxy card relating to the Annual Meeting of Stockholders in 2006. In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in our proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by our Secretary at our principal executive office not less than 60 days or more than 90 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting unless less than 70 days notice or prior public disclosure of the date scheduled for the meeting is given or made, in which event notice by the shareholder to be timely must be delivered or received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the scheduled annual meeting was mailed or (ii) the day on which such public disclosure was made. Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear on our books, the number of shares of Valor Common Stock the stockholder holds and any material interest the stockholder has in the proposal.
2004 ANNUAL REPORT ON FORM 10-K
      A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, is included as part of the annual report mailed to Valor’s stockholders with this proxy statement. This Annual Report on Form  10-K may also be accessed on our website at www.valortelecom.com.
ADDITIONAL COPIES
      To obtain copies of Valor’s 2004 annual report or this proxy statement without charge, please mail your request to William M. Ojile, Jr., Corporate Secretary, at Valor Communications Group, Inc., 201 E. John Carpenter Freeway, Suite 200, Irving, Texas 75056, or call him at (972) 373-1000.

Appendix A
Valor Communications Group, Inc.
AUDIT COMMITTEE CHARTER
      This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Valor Communications Group, Inc. (the “Company”) on February 8, 2005 and replaces any charter previously used by the committee.
Mandate
      The Audit Committee (the “Committee”) assists the Board in its oversight responsibilities relating to financial matters including:

i. the integrity of the Company’s financial statements;

ii. the independent auditor’s qualifications and independence;

iii. the performance of the Company’s internal audit function and independent auditors;

iv. the Company’s compliance with legal and regulatory requirements; and

v. the preparation of an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.
      In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits, or for any determination that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. This is the responsibility of the Company’s management, internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor.
      Notwithstanding any thing to the contrary contained in this charter, the Company’s independent auditor is ultimately accountable to the Committee and the Board. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent auditor (or, as and when applicable, to nominate the independent auditor to be proposed for approval in any proxy statement of the Company).
Organization

Committee Members
      The Committee shall be comprised of three directors. The members and the Chair of the Committee shall be appointed by the full Board on an annual basis and may be re-appointed or replaced at the Board’s discretion at any time.

Qualifications
      Each Committee member shall be financially literate, as determined by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K; provided that if no member of the Committee is an “audit committee financial expert,” then the Company shall disclose in its periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.” A determination by the Board that a member of the Committee is an audit committee financial expert shall constitute a determination by the Board that such member has accounting or related financial management expertise.

Independence
      Each Committee member shall satisfy the independence requirements of the New York Stock Exchange Listed Company Manual Sections 303 and 303A and Exchange Act Rule 10A-3, unless the Company avails itself of any applicable exemption allowed under such rules and regulations. The Company shall make any required disclosures relating to the use of any such exemptions.

Other Service
      No Committee member may serve on the audit committee of more than three public companies unless the Board has determined that such simultaneous service would not impair the ability of such member to serve effectively on the Committee. Any such determination shall be disclosed in the Company’s annual proxy statement or annual report.

Committee Meetings
      The Chair of the Committee shall be responsible for calling meetings of the Committee, developing the meeting agenda, providing reading materials to Committee members relative to agenda items and chairing the meetings.
      The Committee shall meet at least four times a year. Meetings may be in person or by conference call. A majority of the Committee members must be in attendance for a quorum. The Committee may also act by unanimous written consent. The Committee shall keep minutes of its meetings and report regularly to the full Board on the Committee’s activities. Such reports shall include, without limitation, the minutes as required hereunder and a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

Separate Meetings
      The Committee shall meet separately, periodically, with management, with internal auditor (or other personnel responsible for the internal audit function) and independent auditor.

Professional Advisors
      The Committee shall have the sole authority to retain any independent counsel, experts or other advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate to carry out its duties. The Committee may also use the services of the Company’s legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company, (ii) compensation to any advisors employed by the Committee and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Investigations
      The Committee is empowered to conduct its own investigations into issues related to its responsibilities.
Responsibilities

Independent Auditors

Appointment and Oversight of Independent Auditor
      The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between Company management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company, and each such registered public accounting firm shall report directly to the Committee.

Appointment and Oversight of Additional Audit Firm
      The Committee shall be directly responsible for the appointment, compensation, retention and oversight work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for the Company and such firm shall also report directly to the Committee.

Pre-approval of Services
      Before the Company’s independent auditing firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. The Committee may delegate to one or more members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at the next scheduled Committee meeting.

i. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditing firm; provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management.

ii. Committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within an available exception established by the SEC.

Independence
      The Committee shall, at least annually, evaluate the independent auditor’s qualifications, performance and independence. In making its evaluation, the Committee should take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the audit function. The Committee shall present its conclusions with respect to the independent auditor to the full Board. In conducting its evaluation the Committee shall take the following steps:

i. the Committee shall obtain and review a report prepared by the independent auditor describing (a) the independent auditing firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditing firm, and any steps taken to deal with any such issues and (c) to assess the independent auditing firm’s independence, all relationships between the independent auditor and the Company;

ii. the Committee shall obtain and review a formal written statement prepared by the independent auditor describing the fees billed in each of the last two fiscal years in each of the categories required to be disclosed in the Company’s annual proxy statement;

iii. the Committee shall (a) actively engage in dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor from the Company, and obtain, (b) review on a periodic basis a formal written statement prepared by the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and (c) recommend that the Board take appropriate action in response to the independent auditor’s report as may be necessary or advisable to comply with applicable rules and regulations;

iv. the Committee shall review and evaluate the qualifications, performance and independence of the independent auditing firm, including without limitation a review and evaluation of the lead partner of the independent auditor;

v. the Committee, in addition to assuring the regular rotation of the lead audit partner as required by law, shall consider whether, in order to assure continuing auditor independence, the Company should adopt a regular rotation of the independent audit firm; and

vi. the Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted non-audit services to the Company is compatible with maintaining the independence of the independent auditor.
Financial Statements and Disclosures

Audit Resources
      In connection with each annual audit, the Committee shall discuss with management, the independent auditor and the internal auditor the overall scope and plans for such audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits.

Audit Principles
      The Committee shall review and discuss with management and the independent auditor: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements and (iv) management’s and/or the independent auditor’s judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls.

Review of Reports
      The Committee shall review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Communication with Independent Auditors
      i. The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.
      ii. The Committee shall regularly review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of audit work, including any restrictions imposed on the scope of activities or access to requested information, any significant disagreements with management, and management’s responses to such matters. Among the items that the Committee should consider reviewing with the independent auditor are: (a) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (b) any communications between the independent audit team and the independent auditing firm’s national office respecting auditing or accounting issues presented by the engagement; and (c) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditing firm to the Company. The review should also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

Review of Independent Auditor Report to Audit Committee
      The Committee shall review the report that any registered public accounting firm is required to make to the Committee regarding: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments within GAAP that have been discussed among Company management and the registered public accounting firm, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and (iii) all other material written communications between the registered public accounting firm and Company management, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted differences or a listing of adjustments and reclassifications not recorded.

Recommendation to Include Financial Statements in Annual Report
      The Committee shall, based on its review and discussions outlined in paragraphs above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s annual report.
Internal Audit Function
      The Company shall maintain an internal audit function to provide management and the Committee with ongoing assessments of the Company’s risk management and system of internal control. The Committee shall meet periodically with the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant attention of the Committee or the Board of Directors.
Compliance Oversight

Risk Management
      The Committee shall discuss with management and the independent auditor the Company’s policies with respect to risk assessment and risk management, the Company’s major financial risk exposures and the steps management has taken to limit, monitor and control such exposures. While the Committee is not required to be the sole body responsible for risk assessment and management, the Committee must discuss guidelines and policies to govern the process by which risk assessment and management is undertaken.

Communication with Board
      The Committee shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

Hiring Practices
      The Committee shall approve guidelines for the Company’s hiring of employees or former employees of the independent auditing firm.

10A(b) Implications
      The Committee shall obtain from the independent auditor assurances that the independent auditor is not aware of any matters required to be reported under Section 10A(b) of the Exchange Act.

Whistleblower Procedures
      The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Press Releases and Analyst Communications
      The Committee shall discuss with management and the independent auditor the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee shall also review the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

Disclosure Controls and Procedures
      The Committee shall review with the Chief Executive Officer, Chief Legal Officer and the Chief Financial Officer the Company’s disclosure controls and procedures and review periodically management’s conclusions about the efficacy of such disclosure controls and procedures.

Preparation of Audit Committee Report
      The Committee shall provide the full Board with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

Attorney Reporting
      The Committee shall review and discuss any reports concerning material violations submitted to the Committee by the Company’s attorneys pursuant to SEC attorney professional responsibility rules or otherwise.

Committee Self-Assessment
      The Committee is responsible for developing and conducting an annual self-assessment of its performance. The Committee will work with the Nomination and Governance Committee to design and coordinate the annual self-assessment in conjunction with the overall Board assessment process. The Committee shall report to the full Board on the results of its assessment each year and shall make any appropriate recommendations to further enhance the Committee’s performance.

Other Matters
      The Committee shall also fulfill any other responsibilities that may be assigned to the Committee by the Board from time to time.

Charter Modifications/ Updating
      The Committee shall review and reassess the adequacy of this charter on an annual basis, and may recommend to the Board from time to time any proposed changes to the charter and to any other documents related to the responsibilities of the Committee.

Appendix B
Valor Communications Group, Inc.
COMPENSATION COMMITTEE CHARTER
      This Compensation Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Valor Communications Group, Inc. (the “Company”) on February 8, 2005 and replaces any charter previously used by this committee.
Mandate
      The Compensation Committee (the “Committee”) assists the Board in its oversight of compensation for the Company’s senior management, compensation for the Board of Directors, evaluation and succession planning for the Chief Executive Officer (the “CEO”) and related matters. The Committee shall have direct responsibility to:

(i) develop and approve the Company’s executive compensation philosophy;

(ii) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board) determine and approve the CEO’s compensation level based upon this evaluation;

(iii) make recommendations to the Board with respect to director non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to Board approval;

(iv) conduct an annual performance evaluation of the Committee;

(v) oversee CEO and executive succession planning and development;

(vi) produce a Committee report on executive officer compensation as required by the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement or annual report; and

(vii) fulfill any other responsibilities set forth in this Charter and any additional duties that may be assigned to the Committee by the Board from time to time.
Organization

Committee Members
      The Committee shall be comprised of three directors. The members and Chair of the Committee shall be appointed by the full Board on an annual basis and may be re-appointed or replaced at the Board’s discretion at any time. Each Committee member shall be familiar with executive compensation issues and best practices and will undertake to keep current on developments in this field while serving on the Committee. Each Committee member shall satisfy the independence requirements of the New York Stock Exchange Listed Company Manual Section 303A and Securities Exchange Act of 1934 (the “Exchange Act”) Rule 10A-3, unless the Company avails itself of any applicable exemption allowed under such rules and regulations. The Company shall make any required disclosures relating to the use of any such exemptions. The Committee may designate on or more subcommittees, each subcommittee to consist solely of members of the Board who satisfy the independence requirements of New York Stock Exchange Listed Company Manual Section 303A and Exchange Act Rule 10A-3, at least one of whom shall be a member of the Committee.

Committee Meetings
      The Chair of the Committee shall be responsible for calling meetings of the Committee, developing the meeting agenda, providing reading materials to Committee members relative to agenda items and chairing the meetings.

      The Committee shall meet at least twice a year. Meetings may be in person or by conference call. A majority of the Committee members must be in attendance to constitute a quorum. The vote of a majority of the total number of members of the Committee at a meeting at which a quorum is present shall be the act of the Committee. The Committee may also act by unanimous written consent. The Committee shall keep minutes of its meetings and report regularly to the full Board on the Committee’s activities. Such reports shall include, without limitation, the minutes required hereunder.

Professional Advisors
      The Committee shall have sole authority to retain and terminate any executive compensation consultant or consulting firm engaged to assist in the evaluation of director, CEO or executive officer compensation, including the sole authority to approve such consultant’s or consulting firm’s fees and other retention terms. The Committee shall also have the authority to retain other professional advisors that the Committee believes necessary or appropriate to carry out its duties. The Company shall provide funding to cover the professional fees of any such advisors that have been approved by the Committee.
      The Committee may consult with Company management on compensation issues and may delegate to management, where appropriate, the duty to work with and/or supervise the day-to-day activities of independent consultants and advisors retained by the Committee.
Responsibilities

Executive Compensation Philosophy and Programs
      In consultation with the Board, the CEO and senior management, the Committee shall review and approve the Company’s executive compensation philosophy, including the balance between or mix of base salary, cash, equity-based incentive compensation or other compensation components for the CEO, other executive officers and the Board. In so doing, the Committee shall establish and regularly review and update:

i) an appropriate peer group of companies for the purposes of comparing compensation levels and practices; and

ii) key measures that the Committee will use in assessing performance for the purposes of incentive compensation awards to the CEO and other members of the senior management team.

Evaluation and Compensation of the CEO
      At the start of each year, the Committee shall determine, review and approve corporate goals and objectives relevant to the compensation of the CEO, consistent with the terms of any existing contracts between the CEO and the Company. At the end of the year, the Committee shall evaluate the performance of the CEO in light of the agreed upon goals and objectives and shall determine and approve the compensation level (including base salary, incentive compensation and any other component of compensation for the CEO). In addition, in determining the long-term incentive component of CEO compensation, the Committee should consider, without limitation, the Company’s performance and relative shareholder, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.
      The Committee shall also negotiate and approve all formal employment or other contracts with the CEO.

Compensation of Other Executive Officers
      The Committee shall review approve corporate goals and objectives relating to the compensation of executive officers other than the CEO and review the CEO’s evaluation of the performance of the executive officers in light of these goals and objectives. The Committee shall review, approve and make recommendations to the Board with respect to non-CEO executive officer salary levels, incentive awards and other compensation.

      The Committee shall also review and approve all formal employment agreements or other contracts with executive officers of the Company negotiated by the CEO, or any other arrangements for which authority has not been delegated to management.

Incentive-Compensation and Equity-Based Plans
      The Committee shall approve the Company’s incentive-compensation and equity based plans that are subject to Board approval, including the performance measures to be applied in determining incentive awards. The Committee shall also review and make recommendations with respect to the adoption or modification of any equity-based plans for Company employees for approval by the Board and company stockholders, unless reserved by the Board through plan provisions or applicable rules and regulations. The Committee shall also oversee the administration of these plans to ensure consistency with the Committee’s compensation philosophy and policies with respect to plan participation.

Retirement Programs and Other Benefits
      The Committee shall review and make recommendations to the Board for approval with respect to the types and structures of employee retirement plans for the CEO, executive officers and other employees. The Committee shall also establish and periodically review Company policies with respect to perquisites and other non-cash benefits for executive officers.

Other Compensation Programs
      The Committee shall periodically review the operation of the Company’s broad-based programs and overall compensation programs for key employees and consider their effectiveness in promoting key Company objectives and stockholder value.

Report on Executive Compensation and Other Regulatory Compliance Matters
      The Committee shall be responsible for the production of the annual compensation committee report on executive compensation to be included in either the Company’s annual proxy statement or annual report in accordance with applicable SEC rules and regulations.
      In consultation with senior management, the Committee shall oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility the Committee may approve awards (with or without ratification of the Board) as may be required to comply with applicable tax law, including providing certification that performance goals have been attained for the purposes of Section 162(m) of the Internal Revenue Code of 1986.

CEO Succession Planning
      The Committee shall work with the CEO to develop succession plans for the Chief Executive Office for emergency situations and over the long term. The Committee, in conjunction with the CEO, shall update the entire Board with respect to executive development and succession planning initiatives.

Director Compensation
      The Committee shall annually review the Company’s practices regarding amounts paid as compensation to non-management Board members and shall make recommendations to the full Board with respect to any changes or modifications to the directors’ compensation program.
      In making its recommendations, the Committee shall consider director compensation policies and practices at the Company’s principal competitors and other comparable companies to ensure that the compensation (both direct and indirect) paid to the Company’s directors is reasonable and appropriate.

Committee Self-Assessment
      The Committee is responsible for developing and conducting an annual self-assessment of its performance. The Committee will work with the Nomination and Governance Committee to design and coordinate the annual self-assessment in conjunction with the overall Board assessment process. The Committee shall report to the full Board on the results of its assessment each year and shall make any appropriate recommendations to further enhance the Committee’s performance.

Other Matters
      The Committee shall also fulfill any other responsibilities that may be assigned to the Committee by the Board from time to time.

Charter Modifications/ Updating
      The Committee shall review this charter regularly and may recommend to the Board from time to time any proposed changes to the charter and to any other documents related to the responsibilities of the Compensation Committee.

Appendix C
Valor Communications Group, Inc.
NOMINATION AND GOVERNANCE COMMITTEE CHARTER
      This Nomination and Governance Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Valor Communications Group, Inc. (the “Company”) on February 8, 2005.
Mandate
      The Nomination and Governance Committee (the “Committee”) assists the Board in its oversight of Board composition, corporate governance policies and practices, and related matters. The Committee’s mandate includes the following:

(viii) establishing criteria and qualifications for Board members, identifying individuals qualified to serve as Board members, and recommending to the Board annually a slate of nominees to be forwarded to the stockholders for election at the Annual Meeting for all Board seats subject to stockholder vote;

(ix) making recommendations to the Board with respect to the membership and chairmanship of each of the Board committees and reviewing the composition and structure of the Board committees on a regular basis;

(x) developing the Company’s Corporate Governance Guidelines in accordance with the requirements of the New York Stock Exchange (“NYSE”), recommending these to the Board for approval, reviewing them on a regular basis and recommending updates or modifications to them, as appropriate;

(xi) developing and leading the annual performance evaluation of the Board, conducting an annual evaluation of the Committee and coordinating the annual evaluations of each of the other Board committees led by the respective Committee Chairs; and

(xii) fulfilling any other responsibilities set forth in this Charter and any additional duties that may be assigned to the Committee by the Board from time to time.
Organization

Committee Members
      The Committee shall be comprised of three directors. The members and Chair of the Committee shall be appointed by the full Board on an annual basis and may be re-appointed or replaced at the Board’s discretion at any time. Each Committee member shall be familiar with corporate governance issues and best practices and will undertake to keep current on developments in this field while serving on the Committee. Each Committee member shall satisfy the independence requirements of the New York Stock Exchange Listed Company Manual Section 303A and Securities Exchange Act of 1934 (the “Exchange Act”) Rule 10A-3, when the Company avails itself of any applicable exemption allowed under such rules and regulations. The Company shall make any required disclosures relating to the use of any such exemptions. The Committee may designate one or more subcommittees, each subcommittee to consist solely of members of the Board who satisfy the independence requirements of New York Stock Exchange Listed Company Manual Section 303A and Exchange Act Rule 10A-3, at least one of whom shall be a member of the Committee.

Committee Meetings
      The Chair of the Committee shall be responsible for calling meetings of the Committee, developing the meeting agenda, providing reading materials to Committee members relative to agenda items and chairing the meetings.
      The Committee shall meet at least twice a year. Meetings may be in person or by conference call. A majority of the Committee members must be in attendance to constitute a quorum. The vote of a majority of the total number of members of the Committee at a meeting at which a quorum is present shall be the act of the Committee. The Committee may also act by unanimous written consent. The Committee shall keep minutes of its meetings and report regularly to the Board on the Committee’s activities. Such reports shall include, without limitation, the minutes required hereunder.

Professional Advisors
      The Committee shall have sole authority to retain and terminate any search firm used to identify candidates for the Board, including the sole authority to approve such firm’s fees and other retention terms. The Committee shall also have the authority to retain other professional advisors that the Committee believes necessary or appropriate to carry out its duties. The Company shall provide funding to cover the professional fees of any such advisors that have been approved by the Committee.
Responsibilities

Nomination
      The Committee’s role and duties in Board nomination extend only to those Board candidates who will be presented to the stockholders for election at the Annual Meeting. Where a third party has the right to nominate one or more directors to the Company’s Board, the selection and nomination of such directors shall not be subject to the Committee’s process.

Director Criteria and Qualifications
      The Committee shall develop criteria and qualifications for Board nominees to be used in reviewing and selecting director candidates, including policies with respect to Board and committee member independence, terms, tenure, and compliance with applicable regulatory requirements. Director qualifications shall be set out in the Company’s Corporate Governance Guidelines.
      The Committee shall present the director criteria and qualifications to the full Board for discussion and approval. Once approved, these will be used by the Committee in recruiting directors, in reviewing any director candidates submitted by stockholders, and in reviewing incumbent directors for re-nomination. The Committee will review the director criteria and qualifications regularly and recommend any revisions or updates to the Board, as appropriate.

Nominating Process
      The Committee shall develop a formal nominating process to be used in identifying, recruiting, evaluating, and recommending director candidates. The nominating process shall be set out in the Company’s Corporate Governance Guidelines. The Committee will review and refine the process, as appropriate.

Director Nominations
      The Committee shall identify, recruit, and recommend candidates for the Board and shall also be responsible for reviewing and evaluating any candidates recommended by stockholders using the nominating process outlined in the Corporate Governance Guidelines. The Committee’s recommendations shall be submitted to a vote of the full Board. Candidates approved by a majority of the Board will be presented to stockholders for election at the Annual Meeting.
      The Committee may also make recommendations to fill any Board vacancies that arise between Annual Meetings with respect to any Board seats subject to a vote of the stockholders. Such recommendations will also be subject to a vote of the majority of the Board. Board members appointed in this way will be required to stand for election by stockholders at the next Annual Meeting.

Board Committee Appointments
      The Committee shall review and recommend to the Board annually the members and chairmen of each Board committee. Such committee appointments shall be subject to approval of the majority of the full Board.

      In making its recommendations, the Committee shall take into account the criteria for committee membership as outlined in each committee’s charter. Where independence or other regulatory requirements must be met for membership on a particular Board committee, the Committee shall satisfy itself that its recommendations would comply with such requirements.
      There is no limitation on the re-appointment of a Board member to serve as a member or chairman of any committee. The Committee may also make recommendations to the Board to replace any committee chairmen or members or to add any members to a Board committee at any time during the year.

Corporate Governance
      The Committee is responsible for overseeing the Company’s corporate governance policies and practices, including compliance with the corporate governance rules of the NYSE. The Committee shall keep abreast of best practices, regulatory changes and other developments in the area of corporate governance and shall update the full Board, as appropriate, on these issues.

Corporate Governance Guidelines and Policies
      The Committee shall develop a set of Corporate Governance Guidelines for the Company in accordance with the NYSE rules and present these to the Board for discussion and approval. The Guidelines shall address, among other things: director qualifications, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, and the annual performance evaluation of the Board.
      Once approved, the Committee shall ensure that the Guidelines are posted on the Company’s website and kept current. The Committee shall review the Guidelines regularly and recommend changes or updates to them, whenever appropriate.

Board Committees
      The Committee shall work with the chairmen of each Board committee to ensure that the charter and membership of the committee is in compliance with all applicable regulatory requirements, including the rules of the NYSE. The Committee shall also review and make recommendations to the Board for any changes to the Board’s committee structure or to the charters of any Board committees. The Committee shall ensure the Board committee charters are posted on the Company’s website. The Committee’s role in the appointment of members and chairmen of the Board committees is outlined above.

Corporate Governance Disclosure
      The Committee is responsible for reviewing and overseeing the preparation of any disclosure relative to the Company’s corporate governance practices and descriptions of the Board committees provided in the Company’s annual proxy statement and/or other materials distributed to stockholders.

Board and Committee Assessment
      The Committee is responsible for developing and leading an annual self-assessment of the Board’s performance and an annual self-assessment of the Committee’s own performance. In addition, the Committee will work with the chairmen of the other Board committees to design and coordinate the annual self-assessments of each Board committee. The Committee shall report to the full Board on the results of the Board and committee assessments each year and make any appropriate recommendations to further enhance Board or committee performance.

Director Orientation and Continuing Education
      In conjunction with the CEO and management, the Committee shall develop, implement and regularly review and update the orientation program for new Board members so that they can quickly become sufficiently knowledgeable about the Company and its issues to contribute meaningfully to Board discussions and decision making. The Committee will also work with the CEO, management, and other members of the Board to develop and/or recommend continuing education sessions or programs for directors that are practical and useful.

Other Matters
      The Committee shall also fulfill any other responsibilities that may be assigned to the Committee by the Board from time to time.

Charter Modifications/ Updating
      The Committee shall review this charter regularly and may recommend to the Board from time to time any proposed changes to the charter and to any other documents related to the responsibilities of the Nomination and Governance Committee, including the Corporate Governance Guidelines.

ê DETACH PROXY CARD HERE ê

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (X) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.
1.	ELECTION OF DIRECTORS.

FOR all nominees	☐ WITHHOLD AUTHORITY to vote for all nominees ☐	Mark, sign and date your proxy card. Detach your proxy card. Return your proxy card in the postage paid envelope provided.

Nominees:	01 John J. Mueller, 02 Kenneth R. Cole, 03 Anthony J. de Nicola,	To change your address, please mark this box.	☐
04 Sanjay Swani, 05 Michael E. Donvan, 06 Norman W. Alpert,
	07 Federico Pena, 08 Stephen Brodeur, 09 Edward Heffernan, 10 Edward L. Lujan, 11 M. Ann Padilla	To include any comments, please mark this box.	☐
(AUTHORITY TO VOTE FOR ANY NOMINEE NAMED MAY BE WITHHELD BY LINING THROUGH THAT NOMINEE’S NAME.)

1.	In their discretion, upon any other matter as may properly come before the meeting or at any adjournment thereof.

SCAN LINE

This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustee, etc., should give full title, as such. If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
	Date	Share Owner sign here	Co-Owner sign here

VALOR COMMUNICATIONS GROUP, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR ANNUAL MEETING, MAY 24, 2005

      The undersigned, a shareholder of Valor Communications Group, Inc., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2004; and, revoking any proxy previously given, hereby constitutes and appoints John J. Mueller and William M. Ojile, Jr., and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Crowne Plaza Hotel Times Square Manhattan, 1605 Broadway, New York, New York 10019, on May 24, 2005, at 10:00 a.m., local time, and at any adjournment thereof, on all matters coming before said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

VALOR COMMUNICATIONS GROUP, INC.
P.O. BOX 11259
NEW YORK, N.Y. 10203-0259